Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT

INVESTMENT ADVISORY AGREEMENT (this “Agreement”), dated as of [●], by and between Stonepeak-Plus Infrastructure Fund LP, a Delaware limited partnership (the “Partnership”), and Stonepeak-Plus Infrastructure Fund Advisors LLC, a Delaware limited liability company (the “Investment Advisor”).

WHEREAS, the Partnership desires that the Investment Advisor originate and recommend investment opportunities to the Partnership, monitor and evaluate Investments and perform administrative services for the Partnership as requested by the General Partner, and the Investment Advisor desires to render such services to the Partnership in consideration of a management fee and other compensation as hereinafter specified; and

WHEREAS, the engagement of the Investment Advisor by the Partnership is authorized by the Amended and Restated Agreement of Limited Partnership of the Partnership (as amended and/or restated from time to time, the “Partnership Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1.         Defined Terms.  The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified in this Section 1 or, if not so specified, shall have the meanings specified in Article I of the Partnership Agreement.

“Applicable Management Fee Percentage” shall have the meaning specified in Schedule 1 hereto.

“Initial Fund Expenses Support” shall have the meaning specified in Section 6 hereof.

“Management Fee” shall have the meaning specified in Section 3(a) hereof.

“Organizational and Offering Expenses” shall have the meaning specified in Section 5 hereof.

“Other Fees” shall mean any fees earned by the Investment Advisor and its Affiliates in connection with Investments and from the Partnership’s unconsummated transactions, including, but not limited to, break-up and topping fees, monitoring and directors’ fees, commitment, financing and organization fees, set-up fees, consulting fees, asset management fees, investment banking fees, closing and transaction fees, acquisition fees, divestment fees, any other fees set forth in Section 6.2(b) of the Partnership Agreement and other similar fees.  For the avoidance of doubt, (i) Other Fees shall not include stock options, restricted stock grants or other compensation granted or paid by Portfolio Companies to (or with respect to) employees or members of the Investment Advisor or its Affiliates who serve in bona fide, non-director management capacities (or other operational capacities involving a material portion of such employee’s business time) at Portfolio Companies and all such amounts paid to any such Persons shall be deemed to be compensation for such Persons’ service in such capacities irrespective of whether such Persons also serve on the board of directors or other comparable body of the applicable Portfolio Company unless and to the extent any such amounts are explicitly designated in writing by the Portfolio Company to the Partnership or the Investment Advisor at the time of payment as directors’ fees payable to the Investment Advisor or its Affiliates in return for the designated board seat thereof, (ii) the Investment Advisor and its Affiliates may receive fees and/or payments from entities or vehicles other than the Partnership’s Portfolio Companies, including from joint venture partners, co-investors and other counterparties in relation to one or more transactions otherwise involving the Partnership, and such fees and/or payments shall not be considered Other Fees or be applied to reduce the Management Fees borne by Unitholders and (iii) Other Fees shall not include Subscription Fees and Servicing Fees. In addition, the Investment Advisor or one or more of its Affiliates (including the Stonepeak Broker Dealer) have launched a capital markets and/or credit advisory function, including but not limited to a business to advise on the issuance of debt or equity and/or to participate in loan origination, syndication, placement and/or servicing of debt and/or equity securities (including for portfolio companies or entities formed to invest therein), and should any such business receive underwriting spreads or other fees of any kind with respect to any such activities, including spreads or fees (including advisory fees) from any Portfolio Company of the Partnership, any Other Stonepeak Account or any other investment vehicle sponsored by the General Partner, the Investment Advisor or their respective Affiliates, any such spreads or fees will not be treated as Other Fees even if paid by or on behalf of, or are otherwise derived from, Portfolio Companies of the Partnership so long as such spreads or fees are on arm’s-length terms (it being understood that such spreads or fees shall be deemed to be on arm’s-length terms if they are paid to the Investment Advisor, the Stonepeak Broker Dealer or one or more of their respective Affiliates on the same terms as they are paid to a non-affiliated capital markets or credit advisory advisor).

“Reduction Amount” shall have the meaning specified in Section 4 hereof.

“Specified Expenses” shall mean all expenses incurred in the business of the Partnership, including Organizational and Offering Expenses, with the exception of (i) the Management Fee, (ii) the Performance Participation Allocation, (iii) the Servicing Fee, (iv) any distribution fees or subscription fees payable to a distribution agent, (v) portfolio company level expenses, (vi) brokerage costs or other investment-related out-of-pocket expenses, including with respect to unconsummated transactions, (vii) dividend/interest payments (including any dividend payments, interest expenses, commitment fees, or other expenses related to any leverage incurred by the Partnership or any Person through which the Partnership invests), (viii) taxes, (ix) ordinary corporate operating expenses (including costs and expenses related to hiring, retaining, and compensating employees and officers of the Partnership), (x) certain insurance costs and (xi) extraordinary expenses (as determined in the sole discretion of the Investment Advisor).

2.        Provision of Services by the Investment Advisor.  (a)  The Investment Advisor shall originate and recommend to the Partnership investment opportunities consistent with the purposes of the Partnership, monitor and evaluate Investments and provide such other services related thereto as the Partnership may reasonably request.

(b)        The Investment Advisor shall (directly or through an Affiliate) maintain a staff trained and experienced in the business of identifying and structuring transactions contemplated by the Partnership Agreement.  Services to be rendered by the Investment Advisor in connection with the Partnership’s investment program shall include:

(i)         analysis and investigation of potential Portfolio Companies, including their products, services, markets, management, financial situation, competitive position, market ranking and prospects for future performance and analyzing other Investments, including primary and secondary investments in funds;

(ii)        analysis and investigation of potential dispositions of Investments, including identification of potential acquirers and evaluation of offers made by such potential acquirers;

(iii)        structuring of acquisitions of Investments, including through any Intermediate Entities;

(iv)        identification of bank and institutional sources of financing, arrangement of appropriate introductions and marketing of financing proposals;

(v)         supervision of the preparation and review of all documents required in connection with the acquisition, disposition or financing of each Investment;

(vi)       monitoring the performance of Portfolio Companies and, where appropriate, providing advice to the management of the Portfolio Companies at the policy level during the life of an Investment;

(vii)       arranging and coordinating the services of other professionals and consultants, including Stonepeak; and

(viii)    providing the Partnership with such other services as the General Partner may, from time to time, appoint the Investment Advisor to be responsible for and perform.

(c)         Notwithstanding the services provided by the Investment Advisor, the Investment Advisor shall not be authorized to manage the affairs of, act in the name of, or bind the Partnership.  The management, policies and operations of the Partnership shall be the responsibility of the General Partner acting pursuant to and in accordance with the Partnership Agreement, and all decisions relating to Partnership matters, including, without limitation, the acquisition, management and disposition of Investments, shall be made by the General Partner acting pursuant to and in accordance with the Partnership Agreement.

(d)        The General Partner, on behalf of the Partnership, shall appoint the Investment Advisor to be responsible for and perform all functions as, in the General Partner’s reasonable discretion, constitute: (i) portfolio management and risk management functions in respect of the Partnership, and (ii) such other functions or responsibilities (if any) as the General Partner determines are appropriate to be carried out by the Investment Advisor, in each case, in substitution for, and to the exclusion of, the General Partner.  The General Partner will monitor the Investment Advisor’s performance of such functions.  For the avoidance of doubt, the Investment Advisor shall be permitted to engage one or more Affiliates to serve as a sub-manager.

3.         Management Fee and Other Fees. (a)  Pursuant to Section 6.2 of the Partnership Agreement, the Partnership (directly or indirectly through an Intermediate Entity) shall pay to the Investment Advisor a management fee with respect to each class of Units (the “Management Fee”), calculated in the manner set forth below.

(b)        The Management Fee shall be calculated and paid monthly by the Partnership (directly or indirectly through an Intermediate Entity) in arrears on the last Business Day of each calendar month and shall, with respect to each class of Units, be equal to, in the aggregate, the product of (x) the Applicable Management Fee Percentage with respect to such class multiplied by (y) the month-end Net Asset Value attributable to such class.

The Management Fee shall be payable by the Partnership before giving effect to any accruals for the Management Fee, the Servicing Fee, the Performance Participation Allocation, Unit repurchases (and pending repurchases), any distributions and without taking into account accrued and unpaid taxes of any Intermediate Entity (including Corporations) through which the Partnership indirectly invests in an Investment (or any comparable entities of any Other Stonepeak Account in which the Partnership directly or indirectly participates), or taxes paid by any such entity during the applicable month.  The Partnership, any Feeder Fund and/or Parallel Fund will each be obligated to pay (without duplication) its proportional share of the Management Fee with respect to each class of Units based on its proportional interest in the Master Aggregator or any other Intermediate Entity(ies) with respect to such class.  The Investment Advisor may elect to receive the Management Fee in cash, Units of the Partnership and/or any Parallel Fund and/or shares, units or interests (as applicable) of Intermediate Entities (which may, for the avoidance of doubt, be paid or allocated directly by an Intermediate Entity).  If the Management Fee is paid in Units, such Units may be repurchased by the Partnership at Net Asset Value at the Investment Advisor’s request and will not be subject to the volume limitations of the Unit Repurchase Program or the early repurchase deduction of the Unit Repurchase Program.

(c)       The Partnership recognizes that the Investment Advisor and its Affiliates may receive Other Fees, all as contemplated by Section 4 hereof, and agree that the Management Fee payable hereunder shall not be affected thereby, except as contemplated by Section 4 hereof.

(d)        The Management Fee for each of (i) the first calendar month following the Initial Closing Date and (ii) the last calendar month of SP+ INFRA shall each be prorated for the number of days in such period.

(e)        Notwithstanding anything to the contrary in this Agreement, the Investment Advisor will forgo an amount of its monthly Management Fee and/or pay, absorb, or reimburse certain expenses of the Partnership, to the extent necessary so that, for the first full calendar year of the Partnership’s life, the Partnership’s annual Specified Expenses do not exceed 0.60% of the Partnership’s Net Asset Value as of the end of each calendar month.

4.          Other Fees.  (a) Any Other Fees shall be paid directly to the Investment Advisor or its Affiliates; provided, that such Other Fees shall be allocated among the Partnership, any Parallel Funds, any other investment vehicles and accounts managed or advised by Stonepeak and any third parties investing in the same or substantially similar securities as those in which the foregoing entities invested (but only to the extent such third parties directly or indirectly pay or bear such Other Fees), based upon their relative percentage interests in the relevant Investment, including any percentage interests attributable to Affiliates of the General Partner (or, in the case of net break-up and topping fees, proposed percentage interests); and provided further, that any such fees received in-kind shall, as applicable, be valued as of the date of receipt (other than fees described in Section 4(c) below) in the manner set forth in Section 4.6 of the Partnership Agreement. Notwithstanding anything to the contrary contained herein or in the Partnership Agreement, the Management Fee paid by the Partnership with respect to each class of Units shall be reduced by an amount (the “Reduction Amount”) equal to 100% of the Partnership’s pro rata share of Other Fees allocable to the Units in such class (net of reasonable out-of-pocket expenses incurred by the Investment Advisor or its Affiliates (and not otherwise reimbursed) during the immediately preceding monthly period in connection with the transaction out of which such fees arose (but shall not be net of all other direct or administrative costs allocable to such fees), it being understood that the Investment Advisor or its Affiliates may seek to have all such reasonable out-of-pocket expenses and costs reimbursed or paid by the company in respect of which such expenses and costs are generated (which shall not be considered a fee for purposes of calculating the Reduction Amount)). In the event the Investment Advisor and its Affiliates have paid any Broken Deal Expenses allocable to Units in a relevant class in lieu of having them paid by the Partnership, then the Reduction Amount with respect to such class for such monthly period will be decreased by the amount of such Broken Deal Expenses then or previously paid by the Investment Advisor and its Affiliates with respect to such class to the extent that such Broken Deal Expenses have not already been applied against the Reduction Amount. The Reduction Amount with respect to any class for each monthly period shall be applied to reduce the Management Fee payable with respect to such class for such monthly period (but not to an amount below zero) and to the extent not so applied shall be carried forward for application against future installments of the Management Fee with respect to such class until such Reduction Amount is fully utilized in reducing the Management Fee with respect to such class. To the extent such excess Reduction Amount with respect to such class remains unapplied upon (i) the Partnership’s final distribution of assets or (ii) the repurchase (or withdrawal) of all of the Units in such class, the Investment Advisor or an Affiliate thereof shall retain such unapplied amount. For purposes of this paragraph, the Partnership’s pro rata share of Other Fees shall be allocated among classes pro rata based on their respective percentage interests in the relevant Portfolio Company in respect of which such Other Fees are received.

(b)       The Investment Advisor and its Affiliates may receive fees (including fees of the type described in the term “Other Fees”) from companies other than SP+ INFRA’s Portfolio Companies and their Affiliates and those involved in SP+ INFRA’s unconsummated transactions, including in connection with a joint venture in which SP+ INFRA participates or otherwise with respect to assets or other interests retained by a seller or other commercial counterparty of SP+ INFRA and/or as otherwise described in the Memorandum.  The Investment Advisor and its Affiliates shall have no obligation to reduce the Management Fee in respect of such fees or share such fees in any way with SP+ INFRA or the Unitholders.

(c)         For purposes of this Section 4, any Other Fees received in the form other than cash, including stock options (or similar instruments) and “cheap stock”, shall be valued in the earlier of (i) the Fiscal Quarter in which such property is disposed of (including, in the case of options, the securities underlying the options and in which case the value for purposes of calculating Reduction Amounts shall equal the value received by the holder thereof net of the exercise price), (ii) the Fiscal Quarter in which there is a Disposition of the related Investment by the Partnership or (iii) the termination of the Partnership.

(d)        On any calculation date and for all purposes hereunder, any unapplied Reduction Amount with respect to any class shall be treated as an asset of the Partnership for the purposes of calculating Net Asset Value and gross asset value (excluding, in each case to avoid double counting, any unapplied reduction for Other Fees which have been capitalized and treated as an asset for purposes of calculating Net Asset Value and gross asset value or the payment of which did not otherwise reduce Net Asset Value and gross asset value).

5.         Organizational and Offering Expenses.  The Investment Advisor hereby agrees to advance all of SP+ INFRA’s organizational and offering expenses on SP+ INFRA’s behalf (including legal, accounting, advertising, printing, mailing, subscription processing and filing fees and expenses, due diligence expenses of participating placement agents or financial intermediaries (including third-party marketing material compliance reviews), capital raising expenses, costs in connection with preparing sales materials, design and website expenses, fees and expenses of each entity (including, as applicable, transfer agent, administrator and depository fees, fees paid to public relations, advertising or consulting business, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for travel, lodging, entertainment and meals, and including all similar organizational and offering expenses of any Feeder Funds, Parallel Funds and/or Intermediate Entities primarily organized to invest in SP+ INFRA to the extent not paid by such Feeder Funds, Parallel Funds and/or Intermediate Entities or their investors, as applicable, but excluding Subscription Fees and Servicing Fees)) (collectively, “Organizational and Offering Expenses”) through the first anniversary of the Initial Closing Date.  SP+ INFRA will be obligated to reimburse the Investment Advisor for all such advanced Organizational and Offering Expenses ratably over the 60 months following the first anniversary of the Initial Closing Date.  The Investment Advisor will determine what Organizational and Offering Expenses are attributable to the Partnership or any Feeder Fund, Parallel Fund or Intermediate Entity, in its sole discretion.

6.          Initial Fund Expenses Support. The Investment Advisor may, in its discretion, advance all or a portion of the Fund Expenses (excluding Organizational and Offering Expenses) to be borne by SP+ INFRA and the appropriately apportioned expenses relating to the Portfolio Companies, Feeder Funds, Parallel Funds and/or Intermediate Entities to the extent not paid by such Portfolio Companies, Feeder Funds, Parallel Funds and/or Intermediate Entities, in each case as determined pursuant to the terms of this Agreement and the Partnership Agreement (collectively, “Initial Fund Expenses Support”) through the first anniversary of the Initial Closing Date.  SP+ INFRA will reimburse the Investment Advisor for such advanced Initial Fund Expenses Support each month by no later than the date that is sixty (60) months after the first anniversary of the Initial Closing Date, unless, upon request by the Investment Advisor, the Board of Directors agrees for SP+ INFRA to reimburse the Investment Advisor non-ratably for any month.  The Investment Advisor will determine the portion of Initial Fund Expenses Support that is attributable to the Partnership or any Portfolio Company, Feeder Fund, Parallel Fund and/or Intermediate Entity in its sole discretion.

7.        Exculpation and Indemnification.  The parties hereto acknowledge that the Investment Advisor and its direct and indirect beneficial owners, officers, directors, members, partners, employees, agents, stockholders and Affiliates are beneficiaries of and shall be bound by and deemed subject to the exculpation and indemnification provisions of Section 4.2 and Section 4.3 of the Partnership Agreement.

8.         Term.  The term of this Agreement shall be the same as the term of the Partnership Agreement as set forth in Section 9.1 thereof.  This Agreement shall be terminated upon the earliest to occur of (a) the decision of the Partnership in the sole discretion of the General Partner upon sixty (60) days’ notice to so terminate, (b) the bankruptcy or termination of the Investment Advisor, and (c) the termination of the Partnership.

9.          Miscellaneous.  (a)  This Agreement may be amended, modified or supplemented at any time and from time to time by an instrument in writing signed by each party hereto, or their respective successors or assigns (including, without limitation, amendments to conform to successor entities and applicable regulatory requirements), or otherwise as provided herein, and any provision herein may be waived, by the written consent of the General Partner; provided, that any amendment, modification or supplement that, in the General Partner’s discretion, viewed as a whole together with all such amendments, modifications or supplements, would have a material adverse effect on the Unitholders in the aggregate will require the prior approval of the Independent Directors.

(b)        Any notice shall be deemed to have been duly given if (i) personally delivered, when received, (ii) sent by United States Express Mail or recognized overnight courier on the second following Business Day (or third following Business Day if mailed outside the United States), (iii) delivered by electronic mail, when received, or (iv) posted on a password protected website maintained by the Partnership or its Affiliates and for which any Unitholder has received access instructions by electronic mail, when posted.

(c)          This Agreement shall bind any successors or assigns of the parties hereto as herein provided.

(d)        This Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) and any additional information incidental thereto may be presented, delivered executed and/or maintained in as many counterparts as necessary or convenient, including both counterparts that are executed on paper and counterparts that are electronic records and executed electronically, and each executed counterpart shall be deemed an original.  All such counterparts shall constitute one and the same document.  For the avoidance of doubt, any party’s execution and delivery of this Agreement (or any agreement, document or notice required or permitted by this Agreement, or any amendment to this Agreement) by electronic signature and/or electronic transmission shall constitute the execution and delivery of a counterpart of the executed document by or on behalf of such party and shall bind such party to its terms.  The authorization under this Section 8(d) may include, without limitation, a manually signed paper document which has been converted into electronic form (such as scanned into PDF format or transmitted via facsimile), or an electronically signed document converted into another format, for transmission, delivery and/or retention.

(e)       This Agreement is intended to create, and creates, a contractual relationship for services to be rendered by the Investment Advisor acting in the ordinary course of its business as an independent contractor and is not intended to create, and does not create, a partnership, joint venture or any like relationship among the parties hereto (or any other parties).  The provisions of this Agreement shall be construed in accordance with and governed by the laws of the State of New York.

(f)         Without the consent of a majority of the Independent Directors (which, for the avoidance of doubt, would include all of the Independent Directors in the event there were two or fewer Independent Directors on the Board of Directors), the Investment Advisor shall not assign, sell or otherwise dispose of all or any part of its right, title and interest in and to this Agreement, except to an Affiliate thereof; provided, that nothing in this Agreement shall preclude changes in the composition of the members constituting the limited liability company which is the Investment Advisor so long as Stonepeak and its Affiliates control such limited liability company; provided, further, that such limited liability company may be reconstituted from the limited liability company form to the limited partnership form, the general partnership form or to the corporate form or vice versa or any other form of entity so long as Stonepeak and its Affiliates control such reconstituted entity; provided, further, that for the avoidance of doubt, the Investment Advisor may make a collateral assignment of all or any portion of its rights to receive Management Fees and Other Fees, or the account(s) into which such fees are received, to secure indebtedness incurred by the Investment Advisor and/or its Affiliates so long as the secured party shall not have any right to become the Investment Advisor hereunder or exercise or perform any the Investment Advisor’s responsibilities hereunder (other than to enforce the rights of the Investment Advisor with respect to the payment of the Management Fee).

(g)        No failure on the part of either party to exercise, and no delay on its part in exercising, any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy under this Agreement preclude any other or further exercise thereof or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their representatives thereunto duly authorized effective as of the day and year first above written.

STONEPEAK-PLUS INFRASTRUCTURE FUND LP

By: Stonepeak-Plus Infrastructure Fund Associates LP, its general partner

By:
Name:
Title:

STONEPEAK-PLUS INFRASTRUCTURE FUND ADVISORS LLC

By:
Name:
Title: